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                                                                       Exhibit 2

                            ASSET PURCHASE AGREEMENT

                                      Among

                         HEYER-SCHULTE NEUROCARE, L.P.,

                           NEURO NAVIGATIONAL, L.L.C.,

                              INTEGRA NEUROCARE LLC

                                       And

                              REDMOND NEUROCARE LLC

                           Dated as of March 29, 1999

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                            ASSET PURCHASE AGREEMENT

                  THIS AGREEMENT (this "Agreement") is made and entered into as of March 29, 1999, among Integra NeuroCare LLC, a Delaware limited liability company ("INLLC"), and Redmond NeuroCare LLC, a Delaware limited liability company ("Redmond"), and Heyer-Schulte NeuroCare, L.P., a Delaware limited partnership ("HSNLP") and Neuro Navigational, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of HSNLP ("Neuro Nav"). Integra, INLLC and Redmond are collectively referred to herein as the "Buyers" and each is referred to herein as a "Buyer." HSNLP and Neuro Nav are collectively referred to herein as the "Sellers" and each is referred to herein as a "Seller." Buyers and Sellers are referred to collectively herein as the "Parties," and other capitalized terms used herein and not otherwise defined are defined in Article VIII below.

                  Sellers and the Subsidiaries are engaged in the business of researching, developing, manufacturing, selling and distributing neurological and hemodynamic shunting, monitoring and related products, neurological endoscopy and related products and neurosurgical instruments and related products and other neurosurgery and intensive care and related products (the "Business").

                  Subject to the terms and conditions set forth in this Agreement, Sellers desire to sell to Buyers, and Buyers desire to acquire from Sellers, substantially all of the assets of Sellers (including all interests in the Subsidiaries), and Sellers desire to assign to Buyers, and Buyers desire to assume from Sellers, substantially all of the liabilities of Sellers.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

                                BASIC TRANSACTION

1.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), except for Excluded Assets, Buyers shall purchase from Sellers, and Sellers shall sell, transfer, convey and deliver to Buyers, all right, title and interest of Sellers in and to all of their respective assets and property as it exists as of the Closing, including, without limitation, all of their right, title and interest in the following:

                           (1) all accounts, notes and other receivables;

                           (2) all raw materials and supplies, manufactured and
purchased parts, work-in-process, finished goods and other items of inventory;

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                           (3) all machinery, equipment, furniture, fixtures,
leasehold improvements (including, without limitation, leasehold improvements made on the premises subject to the Pleasant Prairie Lease, whether such lease is transferred to Buyers by assignment or sublease), vehicles, tooling, molds, dies and other tangible personal property;

                           (4) all fee, leasehold and other interests in real
property;

                           (5) all Intellectual Property, including, without
limitation, the names "Heyer-Schulte NeuroCare," "Innerspace," "NeuroCare," "Camino NeuroCare," "Neuro Navigational," "Redmond Diamond Kerrison," "Ventrix" and goodwill associated therewith, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions;

                           (6) all agreements, contracts, leases, licenses,
commitments, purchase orders and other similar arrangements (collectively, the "Assumed Contracts");

                           (7) all prepayments, deposits and prepaid expenses to
the extent transferable and all insurance policies;

                           (8) all claims, refunds, causes of action, choses in
action, rights of recovery, rights of set off and rights of recoupment of any kind, including warranties, indemnities (including, without limitation, indemnities with respect to prior acquisitions and insurance proceeds with respect to Assumed Liabilities) and other intangible assets;

                           (9) all franchises, approvals, permits, licenses,
orders, registrations, certificates, consents, authorizations of, or declarations to or filings with, and variances and similar rights obtained from governments and governmental agencies (collectively, the "Permits") to the extent transferable;

                           (10) all books, records, ledgers, files, documents,
correspondence, lists, drawings, and specifications, advertising and promotional materials, studies, reports, and other printed or written materials;

                           (11) all of the capital stock of Camino and HSN,
Inc.;

                           (12) all rights to payment under any settlement
agreements, including, without limitation, royalty payments;

                           (13) all cash and cash equivalents; and

                           (14) all other property owned by Sellers or in which
Sellers have an interest as of the Closing Date (as hereinafter defined).

         In addition, Sellers shall cause Saba Medical Management Co., Inc., a Delaware corporation ("Saba, Inc."), to transfer, convey and deliver to Buyers all right, title and interest of


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Saba, Inc. in and to the Employment Agreement between Saba, Inc. and Roderick G.
Johnson (the "Johnson Employment Agreement"). All of the assets and property set forth in this Section 1.01 is referred to herein as the "Acquired Assets".

         1.2 Excluded Assets. Notwithstanding the foregoing provisions of
Section 1.01 above, the Acquired Assets shall not include any of the following assets and property of Sellers or the Subsidiaries (the "Excluded Assets"), which shall not be conveyed to Buyers:

                           (1) the Directors and Officers Liability/Employment
Practices insurance policies covering the Sellers and Subsidiaries (policies GPL1000281, IXG960322 and FD022500N) (the "D&O Policies") and prepaid premiums with respect thereto and benefits under Sellers' other insurance policies (but not the policies) to the extent such benefits cover Excluded Liabilities;

                           (2) the bank account of HSNLP at LaSalle National
Bank, account no. 8600726718, and all funds therein;

                           (3) Each Seller's formation and organizational
documents (including partnership agreements and/or operating agreements), qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, any identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of such Seller;

                           (4) all claims, deposits, prepayments, refunds,
causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including warranties, indemnities and other intangible assets) with respect to any Excluded Asset;

                           (5) the Contribution Agreement, the Management
Agreement and the Investment Agreement; and

                           (6) all rights of Sellers arising under this
Agreement and under any other agreement between Buyers or their Affiliates and Sellers entered into in connection with this Agreement.

         1.3 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement at the Closing, Buyers shall expressly assume all of the liabilities and obligations (other than Excluded Liabilities) of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, liquidated or unliquidated, known or unknown, whether or not accrued, whether or not set forth on any Disclosure Schedule, whether arising before, on or after the Closing Date, regardless of when asserted (i) of the Sellers, including, without limitation, the following liabilities and obligations of Sellers and the Subsidiaries:

                           (1) all notes and accounts payable;

                           (2) all accrued liabilities and expenses (including,
without limitation, accrued salary and wages, bonuses and accrued vacation pay);


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                           (3) all obligations and liabilities under the Assumed
Contracts;

                           (4) all obligations and liabilities for refunds,
advertising, coupons, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims;

                           (5) all liabilities and obligations imposed by laws,
statutes, governmental rules and regulations, including Environmental and Safety Requirements;

                           (6) all judgments, orders and decrees and all pending
claims and litigation relating to any such liabilities and obligations; and

                           (7) all obligations and liabilities of the Sellers
set forth on the Disclosure Schedules and all other obligations and liabilities arising out of the conduct of the Business (including, without limitation, product liability and infringement claims, obligations and liabilities arising under or relating to the activities and operations of third-party contract manufacturers);

         and (ii) of Saba, Inc. under the Johnson Employment Agreement (including, without limitation, all accrued salary and wages, bonuses and accrued vacation pay). All of the liabilities and obligations set forth in this
Section 1.03 are referred to herein as the "Assumed Liabilities."

         1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any of the Disclosure Schedules, Buyers shall not assume or be liable for any of the following obligations or liabilities of Sellers or the Subsidiaries (the "Excluded Liabilities"):

                           (1) all Income Taxes (if any) of Sellers (but not the
Subsidiaries, it being understood that this provision shall not negate any indemnification obligation of Sellers under Section 7.02 with respect to Taxes of the Subsidiaries);

                           (2) the Subordinated Notes and any other
indebtedness, guaranties or similar obligations owed by Sellers or the Subsidiaries to or for the benefit of Saba, Inc. or Saba Medical Group, L.P., a Delaware limited partnership ("Saba, LP");

                           (3) liabilities for principal payments, if any are
ever payable, under the Redmond Notes in excess of $100,000 in the aggregate;

                           (4) the Heyer-Schulte NeuroCare, L.P. Special Units
Plan and the purchase agreements and other documents relating thereto;

                           (5) the Excluded Plans;

                           (6) liabilities relating to the Surgical Sales
Corporation d/b/a Connell Neurosurgical v. Heyer-Schulte NeuroCare, L.P., et al. litigation, other than investigation and defense fees and expenses paid or accrued on or prior to the Closing Date;


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                           (7) the Contribution Agreement, the Management
Agreement and the Investment Agreement;


                           (8) all liabilities and obligations arising from any
suit, action or other litigation related to or arising out of the transactions contemplated hereby by any stockholder, unitholder or holder of Subordinated Notes; and

                           (9) all liabilities and obligations of Sellers
arising under this Agreement and under any other agreement between Buyers or their Affiliates and Sellers entered into in connection with this Agreement including, without limitation, payment obligations of Sellers to third parties arising under this Agreement, including the fees and expenses of Piper, Jaffray Inc. ("Piper") and the other fees and expenses allocated to Sellers under
Section 9.03.

         1.5 Purchase Price. The aggregate purchase price for the Acquired Assets (the "Purchase Price") shall consist of $14.0 million in cash payable at the Closing by wire transfer of funds to an account designated by Sellers (it being understood that on the Closing Date the Sellers shall repay an amount outstanding under the Loan and Security Agreement equal to the amount that would have been required to be repaid to reduce the outstanding balance, including unpaid interest and unpaid line fees, under the revolver portion of the Security and Loan Agreement to zero and under the term loan portion to $11.0 million as of the business day prior to the Closing Date) (the "Cash Payment").

         1.6 Adjustment Amount.

                           (1) No later than 45 calendar days following the
Closing Date (or such longer period as it shall take Arthur Andersen LLP, independent auditors for Seller ("AA") to complete the agreed upon procedures), Sellers shall, at Buyers' expense and with the full cooperation and assistance of Buyers and their personnel, prepare and deliver to Buyers (i) a combined consolidated balance sheet dated as of the second business day immediately preceding the Closing Date reflecting the financial condition of the Saba Group as of the close of business on the second business day immediately preceding the Closing Date (the "Closing Balance Sheet"), and (ii) a reasonably detailed calculation of the Adjustment Amount described below. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistent in all respects with the preparation of the Latest Balance Sheet, including past policies, practices and procedures, shall fairly and accurately present the financial condition of the Saba Group as of the close of business on the second business day immediately preceding the Closing Date, and shall be reviewed by AA in accordance with the procedures to be mutually agreed upon by Buyers and Sellers. The Parties shall use reasonable efforts to cause AA to complete its review within 30 days of the Closing Date.

                           (2) Adjustment Amount. If (i) the Adjusted Closing
Date Working Capital is less than the Adjusted Year End Working Capital, Sellers shall pay to Buyers an amount equal to the difference between the Adjusted Closing Date Working Capital and the Adjusted Year End Working Capital and (ii) if the Adjusted Closing Date Working Capital is greater than the Adjusted Year End Working Capital, Buyers shall pay to Sellers an


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amount equal to the difference between the Adjusted Closing Date Working Capital and the Adjusted Year End Working Capital (the amount of any such payment by Sellers or Buyers being referred to as the "Adjustment Amount").

                           (3) Disputed Adjustment Amount. Buyers shall have 15
days after receipt of the Closing Balance Sheet and the calculation of the Adjustment Amount (hereinafter, the "Dispute Period") to examine the Closing Balance Sheet and calculation of the Adjustment Amount and to determine if they propose any adjustments to amounts set forth therein, and Buyers shall provide a written notice to Sellers (a "Dispute Notice") within the Dispute Period setting forth such proposed adjustments (if any). For a period of 30 days after delivery of the Dispute Notice, Buyers and Sellers shall meet and attempt to resolve such proposed adjustments and upon reaching agreement shall set forth such agreement in writing and prepare a final Closing Balance Sheet and final calculation of the Adjustment Amount. In the event that Sellers and Buyers are unable to resolve any such Dispute within the 30-day period (or such longer period as the Parties may mutually agree), then within 10 days the Parties shall jointly select an independent auditor of recognized national standing to settle any remaining dispute (which the Parties initially agree will be Ernst & Young, if Ernst & Young will accept such appointment). The independent auditor shall consider only those disputed items and amounts set forth in the Dispute Notice and unresolved by the Parties. The independent auditor's determination with respect to any dispute shall be the exclusive method for the resolution of such dispute, shall be final and binding upon the parties hereto and may be enforced by any court of competent jurisdiction. The Parties shall use reasonable efforts to cause the independent auditor to make its determination within 30 days of accepting its selection.

                           (4) Payment of Adjustment Amount. Within 10 days
after (i) the end of the Dispute Period, if Buyers do not within the Dispute Period dispute the Closing Balance Sheet or the Adjustment Amount, (ii) Buyers and Sellers mutually agree as to the Closing Balance Sheet and the Adjustment Amount or (iii) the independent auditor has made its final determination and the calculation of Closing Balance Sheet and the Adjustment Amount, the Adjustment Amount shall be paid by the Buyers or the Sellers, as applicable, by wire transfer of immediately available funds. The independent auditor shall allocate its costs and expenses between Buyers and Sellers based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.

         1.7 Allocation of the Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities shall be allocated among the Acquired Assets as set forth on the Purchase Price and Assumed Liabilities Allocation Schedule. Buyers shall deliver the Purchase Price and Assumed Liabilities Allocation Schedule to the Sellers within 10 days after final resolution of all disputes with respect to the Closing Balance Sheet. It is understood that no less than $17 million in the aggregate shall be allocated to the capital stock of the Subsidiaries on such schedule. The allocation of the Purchase Price and Assumed Liabilities among the Acquired Assets shall be made pursuant to Code
Section 1060 and shall be used by the Parties in preparing Form 8594 (Asset Acquisition Statement) for each of Buyers and Sellers and all Tax Returns of Buyers and Sellers. Buyers and Sellers shall each file Form 8594, prepared in accordance with this Section 1.07, with its federal income Tax Return for the tax period in which the Closing occurs. The


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Parties agree that all allocations made pursuant to this Section 1.07 are binding upon them and upon each of their successors and assigns, and that they shall report the transaction herein in accordance with such allocations.

                                   ARTICLE II

                           CLOSING OF THE TRANSACTION

         2.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois, at 10:00 a.m. local time on March 29, 1999, or such other time, date or place as the Parties may mutually determine (the "Closing Date").

         2.2 Deliveries at the Closing. At the Closing:

                           (1) Sellers shall deliver to Buyers (i) the various
certificates, instruments and documents referred to in Section 3.01 below, (ii) a bill of sale and assignment in form and substance reasonably acceptable to Buyers, (iii) Intellectual Property transfer documents in form and substance reasonably acceptable to Buyers, if any are reasonably required, and (iv) such other instruments of sale, transfer, conveyance and assignment as Buyers reasonably may request; and

                           (2) Buyers shall deliver to Sellers (i) an amount
equal to the Cash Payment by wire transfer of immediately available funds to an account specified by Sellers, (ii) the various certificates, instruments and documents referred to in Section 3.02 below, (iii) an assumption agreement in form and substance reasonably acceptable to Sellers and (iv) such other instruments of assumption as Sellers reasonably may request.

                                  ARTICLE III

                        CONDITIONS TO OBLIGATION TO CLOSE

         3.1 Conditions to Obligation of Buyers. The obligation of Buyers to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions as of the Closing Date:

                           (1) the representations and warranties set forth in
ARTICLE IV below are true and correct in all material respects, without duplication of any materiality standard therein contained, at and as of the date hereof (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects without duplication of any material standard therein contained as of that date), and shall be true and correct in all material respects, without duplication of any materiality standard contained therein, at and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date) as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for changes expressly


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

contemplated by this Agreement or attributable to matters disclosed by Sellers in the Disclosure Schedules which do not have a Material Adverse Effect;

                           (2) the Sellers shall have performed and complied
with in all material respects all of the covenants and agreements required to be performed by them hereunder at or prior to the Closing;

                           (3) no action, suit or proceeding shall be pending
before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

                           (4) the Sellers shall have procured all material
third party consents to items identified on the Third-Party Consents Schedule attached hereto, and Buyers shall have received copies thereof;

                           (5) all material governmental filings, consents,
authorization and approvals that are required for the consummation of the transactions contemplated hereby (all of which items are set forth on the Governmental Consents Schedule attached hereto) shall have been made and obtained, and Buyers shall have received copies thereof;

                           (6) the Sellers shall have delivered to Buyers a
certificate in the form set forth in Exhibit A attached hereto, dated the Closing Date, to the effect that each of the conditions specified above in
Section 3.01(a) and (b), inclusive, have been satisfied;

                           (7) the Sellers shall have delivered to Buyers
certified copies of the resolutions duly adopted by the general partner or managing member, as applicable, of such Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby;

                           (8) Sellers shall have delivered an opinion, dated as
of the Closing Date, of Kirkland & Ellis, special counsel to Sellers, with respect to the matters set forth on Exhibit B attached hereto;

                           (9) Fleet Capital shall simultaneously execute the
assumption documents in connection with the assumption of the Loan and Security Agreement by Buyers and certain other parties thereto;

                           (10) Buyers shall have received assurances from AA
reasonably satisfactory to them, that AA will consent to the incorporation of their audit reports on each of Saba Groups' 1996, 1997 and 1998 audited financial statements into future filings by Integra LifeSciences Corporation, a Delaware corporation ("Integra"), with the Securities and


                                      -8-
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Exchange Commission upon receipt by AA of information reasonably requested by AA regarding Buyers and upon certain changes being made to such financial statements so that they conform to Regulation S-X of the Securities and Exchange Commission;

                           (11) Since the date hereof, there shall not have been
any Material Adverse Effect (other than as a result of contingencies specifically disclosed on the Disclosure Schedules);

                           (12) Sellers shall simultaneously repay an amount
outstanding under the Loan and Security Agreement equal to the amount that would have been required to be paid to reduce the outstanding balance, including unpaid interest and unpaid fees, under the revolving loan portion of the Loan and Security Agreement to zero and the balance outstanding under the term loan portion to $11.0 million on the business day prior to the Closing Date;

                           (13) Sellers shall have delivered to Buyers such
other documents relating to the transactions contemplated by this Agreement as Buyers or their special counsel may reasonably request. Buyers may waive any condition specified in this Section 3.01 if it executes a writing so stating at or prior to the Closing.

         3.2 Conditions to Obligation of Each Seller. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions as of the Closing Date:

                           (1) the representations and warranties set forth in
ARTICLE V below are true and correct in all material respects, without duplication of any materiality standard therein contained, at and as of the date hereof (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects without duplication of any materiality standard contained therein, as of that date), and shall be true and correct in all material respects, without duplication of any materiality standard contained therein, at and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date) as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties,

                           (2) Buyers shall have performed and complied with in
all material respects all of its covenants and agreements required to be performed by it hereunder at or prior to the Closing;

                           (3) no action, suit or proceeding shall be pending
before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause


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

such transactions to be rescinded (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

                           (4) all consents that are required as a result of the
transactions contemplated hereunder in order to prevent a material breach of or a material default under or a termination of any material agreement related to the Business to which any Seller is a party or to which any material portion of such Seller's property related to the Business is subject (all of which consents are set forth on the Third-Party Consents Schedule attached hereto) shall have been obtained, and Sellers shall have received copies thereof;

                           (5) all material governmental filings, consents,
authorizations and approvals that are required for the consummation of the transactions contemplated hereby (all of which items are set forth on the Government Consents Schedule) shall have been duly made and obtained, and Sellers shall have received copies thereof;

                           (6) Buyers shall have delivered to Sellers a
certificate in the form set forth in Exhibit C attached hereto to the effect that each of the conditions specified above in Sections 3.02(a) and (b), inclusive, is satisfied;

                           (7) Buyers shall have delivered to Sellers certified
copies of the resolutions duly adopted by its board of directors or other similar body authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby;

                           (8) Buyers shall have delivered to Sellers the
opinions, dated as of the Closing Date, of Drinker Biddle & Reath LLP, special counsel to Buyers, and of GoodSmith, Gregg & Unruh, special counsel to the Buyers, with respect to the matters set forth on Exhibit D attached hereto;

                           (9) Buyers and each of the other parties thereto
shall have executed an amendment and restatement of the Loan and Security Agreement releasing the Sellers, Saba, LP, Saba, Inc. and their Affiliates (other than the Subsidiaries) from their obligations thereunder and under the Loan Documents (as defined therein); and

                           (10) Buyers shall have delivered to each Seller such
other documents relating to the transactions contemplated by this Agreement as such Seller or its special counsel may reasonably request.

         Sellers may waive any condition specified in this Section 3.02 if they execute a writing so stating at or prior to the Closing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Each Seller represents and warrants to Buyers as follows:


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

         4.1 Organization and Corporate Power. Each Seller and each of the Subsidiaries is a limited partnership, limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full partnership, limited liability company or corporate (as applicable) authority to carry out its business as currently conducted and to execute and to deliver this Agreement (to the extent it is a party) and each of the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The Foreign Qualification Schedule attached hereto lists all of the jurisdictions in which each Seller and each of the Subsidiaries is qualified to do business, which constitute all of the jurisdictions in which such entity is required to be qualified (except where the failure to have such qualification would not have a Material Adverse Effect).

         4.2 Authorization. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby to which it is a party by each Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite partnership or limited liability company action (as applicable), no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and each of the other agreements contemplated hereby to which it is a party. This Agreement and each of the other agreements contemplated hereby constitutes the valid and legally binding obligation of each Seller (to the extent it is a party to such agreement), enforceable in accordance with its terms and conditions.

         4.3 No Violation. Except as set forth on the Authorization Schedule attached hereto, the execution, delivery and performance of this Agreement by each Seller and each of the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or passage of time, conflict with or result in any breach of any of the provisions of, or constitute a default or event of default under, result in a violation of, result in the creation of any lien, security interest, charge or encumbrance upon any assets of either Seller or either Subsidiary or require any authorization, consent, approval, exemption or other action by or notice to any Person, under the provisions of (i) either Seller's or either Subsidiary's organizational documents, (ii) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which either Seller or either Subsidiary is bound, or (iii) any law, statute, rule or regulation or order, judgment or decree to which either Seller or either Subsidiary is subject, except in the case of clauses (ii) or (iii) hereof, where such conflict, breach, lien failure, default or violation would not have a Material Adverse Effect or would not have a material adverse effect on the ability of the Sellers to comply with their obligations under this Agreement.
4.4 Subsidiaries and Investments. The Subsidiaries Schedule sets forth for each Subsidiary (i) its name and jurisdiction of organization, (ii) the number of shares of authorized capital stock of each class of its capital stock and the par value, (iii) the number of issued and outstanding shares of each class of its capital stock, and (iv) its directors and officers. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable, are owned by HSNLP free and clear of any liens (other than liens in connection with the Loan and Security

Agreement), are not subject to any agreement regarding their voting or transfer and have not been offered or sold in violation of the Securities Act of 1933, as amended (the "Securities Act") or any preemptive rights. Except as set forth on the Subsidiaries Schedule or the Investments Schedule attached hereto, (i) neither Subsidiary has any other capital stock authorized, issued or outstanding and there are not outstanding any subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock of either Subsidiary or any other commitments of any kind for the issuance of additional shares of capital stock or other securities of either Subsidiary and (ii) neither Seller owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any Person other than Neuro Nav.

         4.5 Financial Statements. Sellers have furnished Buyers with copies of
(i) the audited combined consolidated balance sheet as of December 31, 1998, and the related statement of income and cash flows for the twelve-month period then ended (such balance sheet referred to herein as the "Latest Balance Sheet") of Saba Medical Management Co., Inc., a Delaware corporation, Saba Medical Group, L.P., a Delaware limited partnership, and their subsidiaries (the "Saba Group") and (ii) the audited combined consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 1997 of the Saba Group (collectively, the "Financial Statements"). Except as set forth on the Accounting Schedule attached hereto, the Financial Statements have been based upon the information contained in Saba Group's books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated (except as described in the notes thereto), and present fairly in all material respects the financial condition, results of operations and cash flows of the Saba Group as of the times and for the periods referred to therein.

         4.6 Accounts Receivable. Except as set forth on the Accounts Receivable Schedule, each account receivable of Sellers or the Subsidiaries reflected on the Latest Balance Sheet or on the Closing Balance Sheet (each, an "Account Receivable" and collectively, the "Accounts Receivable"):

                           (1) is genuine and is not evidenced by a judgment;

                           (2) arises out of a bona fide sale and delivery of
goods or rendition of services by the Sellers or the Subsidiaries in the ordinary course of business; and the debtor thereunder is not an Affiliate of any Seller or Subsidiary;

                           (3) is for a liquidated amount;

                           (4) to the Knowledge of Sellers, is not subject to
any offset, deduction defense, dispute or counterclaim that would reasonably be expected to exceed in the aggregate the aggregate amount of the reserves therefore reflected on the Latest Balance Sheet or the Closing Balance Sheet, as applicable; and

                           (5) none of the Sellers or the Subsidiaries has made
any agreement with the debtor thereunder for any compromise or settlement of such Account

Receivable or any deduction therefrom that would exceed the aggregate amount of the reserves reflected on the Latest Balance Sheet or the Closing Balance Sheet, as applicable.

         4.7 Inventory. Except as set forth on the Inventory Schedule, the inventory of the Sellers and the Subsidiaries reflected in the Latest Balance Sheet and the Closing Balance Sheet consisted as of such date of a quality usable and salable in the ordinary course of business except for obsolete items and items of below-standard quality, which, in the aggregate, after taking into account any reserves or provisions therefor, has been written off or written down to net realizable value in the Latest Balance Sheet or the Closing Balance Sheet, as applicable, and the inventory not written off, in the aggregate, after taking into account any reserves or provisions therefor, has been priced at the lower of cost or market on a first in, first out basis.

         4.8 Right to Use Assets. Sellers and the Subsidiaries own or have the right to use all of the assets that are material to the conduct of the business as it is currently conducted.

         4.9 Undisclosed Liabilities. To the Knowledge of Sellers, except as set forth on the Additional Liabilities Schedule attached hereto, none of the Sellers or the Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent, matured or unmatured or otherwise) except for (a) liabilities or obligations reflected on or reserved against in the Latest Balance Sheet; (b) liabilities or obligations incurred in the ordinary course of business since the date thereof; (c) liabilities or obligations under Assumed Contracts and (d) liabilities or obligations disclosed in the Disclosure Schedules or not required to be so disclosed because of their failure to meet the materiality thresholds set forth herein.

         4.10 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on the Developments Schedule attached hereto and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither Seller nor any of the Subsidiaries has:

                           (1) borrowed any amount or incurred or become subject
to any material liabilities, except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;

                           (2) mortgaged, pledged or subjected to any material
lien, charge or other encumbrance, any material portion of its assets, except liens for current property taxes not yet due and payable;

                           (3) sold, assigned or transferred any portion of its
tangible assets, except in the ordinary course of business;

                           (4) sold, assigned or transferred any material
Intellectual Property;

                           (5) suffered any material extraordinary losses or
waived any rights of material value;

                           (6) made any distributions to partners of HSNLP;

                           (7) made any capital expenditures or commitments
therefor except in the ordinary course of business;

                           (8) entered into any other transaction except in the
ordinary course of business;

                           (9) increased the compensation, commissions and
perquisites payable to any officer, employee or agent of the Sellers or the Subsidiaries, made any payment of any bonus or other extraordinary compensation to any officer, employee or agent of the Sellers or the Subsidiaries or entered into any agreement to make any such increase or payment, other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practice other than with respect to any Executive Officer;

                           (10) experienced any damage, destruction or casualty
loss, whether or not covered by insurance, in excess of $50,000;

                           (11) entered into any other Affiliate transaction,
                  contract or arrangement;

                           (12) made any change in accounting practices;

                           (13) settled any litigation; and

                           (14) suffered any strike, work stoppage or other
material labor problem (other than the resignation or potential resignation of employees or officers of the Sellers or the Subsidiaries).

         4.11 Title to Properties; Leased Real Property.

                           (1) The real property demised by the leases described
on the Leased Real Property Schedule attached hereto constitutes all of the real property leased by each Seller and the Subsidiaries.

                           (2) To the Knowledge of Sellers, the leases described
on the Leased Real Property Schedule are in full force and effect, and one of the Sellers or the Subsidiaries, as applicable, holds a valid and existing leasehold interest under each of the leases for the term set forth on the Leased Real Property Schedule. Sellers have delivered to Buyers complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of the leases have been modified from the copies of such leases previously delivered to Buyers. Neither Seller nor any of the Subsidiaries is in default in any material respect under any of such leases.

                           (3) none of Sellers or the Subsidiaries owns fee
title to any real property.

                           (4) Except for matters which would not have a
Material Adverse Effect, Sellers and the Subsidiaries own good and marketable title to (i) all of the tangible personal property shown on the Latest Balance Sheet (other than personal property disposed of in the ordinary course of business since the date of the Latest Balance Sheet) and (ii) all of the tangible personal property shown on the Closing Balance Sheet, free and clear of all liens, security interests and other encumbrances, except for Permitted Liens.

         4.12 Tax Matters.

                           (1) Except as set forth on the Taxes Schedule, each
Seller and each of the Subsidiaries has filed all federal and all material foreign, state, county and local income, excise, property and other Tax Returns which are required to be filed by it. Except as set forth on the Taxes Schedule, all taxes shown as owing by each Seller and each of the Subsidiaries on all such Tax Returns have been fully paid or properly accrued, (ii) all such Tax Returns are true and correct in all material respects and, in the case of the Subsidiaries, in all respects; (iii) the provision for Taxes on the Latest Balance Sheet is sufficient for all accrued and unpaid Taxes prior to the date thereof as of the date thereof; and (iv) all Taxes which either Seller or any of the Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

                           (2) With respect to Tax matters of Sellers or the
Subsidiaries, there are no actions, suits, investigations, orders or proceedings pending or, to the Knowledge of Sellers, threatened against Sellers or the Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                           (3) None of the Subsidiaries: (i) has filed a consent
or agreement under Section 341(f) of the Code; (ii) is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will be nondeductible by reason of
Section 280G of the Code; (iii) is subject to any adjustment under Section 481(a) of the Code as a result of any change in accounting method; (iv) uses the LIFO method of inventory accounting; (v) owns any shares of stock in a passive foreign investment company, as defined in Section 1297 of the Code; or (vi) has transferred any intangible property to a foreign corporation in an exchange described in Section 367(d) of the Code.

         4.13 Contracts and Commitments.

                           (1) Except as set forth on the Contracts Schedule
attached hereto, neither Seller nor any of the Subsidiaries is a party to any:
(i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis; (iv) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of such entity's assets; (v) guaranty of any obligation for borrowed money or other material guaranty; (vi) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000; (vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any personal property for which the annual rental exceeds $50,000; (viii) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products or services has a purchase price in excess of $100,000; (ix) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000; or (x) contract or arrangement with any director, equityholder or other Affiliate including arrangements governing the right to use assets used in the Business; (xi) confidentiality agreement restricting the Sellers or the Subsidiaries from disclosing any information (xii) confidentiality agreement with the Sellers or the Subsidiaries Known to Sellers restricting others from disclosing any information regarding the Sellers or the Subsidiaries; (xiii) non-compete agreement restricting the Sellers or the Subsidiaries from freely engaging in business anywhere in the world; (xiv) non-compete agreement with the Sellers or the Subsidiaries Known to Sellers restricting others from freely engaging in business in competition with the Sellers or the Subsidiaries anywhere in the world; (xv) power of attorney or agency agreement; (xvi) contract for contingent payments relating to acquisitions; or (xvii) other contract that remains material to the Sellers and Subsidiaries as of the date hereof.

                           (2) Except as set forth on the Contracts Schedule,
neither Seller nor any of the Subsidiaries is in default (and no event which, with the passage of time or giving of notice, or both, would constitute a default has occurred) under any contract listed on the Contracts Schedule, except where such default would not have a Material Adverse Effect and none of the Sellers or the Subsidiaries has provided or received any written notice of any default under the Loan and Security Agreement.


         4.14 Intellectual Property. The Intellectual Property Schedule sets forth all of the patents, registered trademarks, registered service marks, corporate names, registered copyrights and any applications for registration thereof owned by the Sellers or the Subsidiaries (collectively, "Scheduled Intellectual Property"), and the Sellers and the Subsidiaries own and possess all right, title and interest in and to the Scheduled Intellectual Property. Sellers and the Subsidiaries have the right to use all of the Scheduled Intellectual Property and other intellectual property used by them in the Business (together, "Intellectual Property") except where such failure would not have a Material Adverse Effect. Except as set forth on the Intellectual Property Schedule, neither the Sellers nor the Subsidiaries have received any written notices of infringement, misappropriation, interference or opposition proceeding from any third party with respect to any patent, copyright or trade name of any third party. Except as set forth on the Intellectual Property Schedule, to the Knowledge of Sellers, no third-party is currently infringing or has infringed upon the Intellectual Property. Except as set forth on the Intellectual Property Schedule, to the Knowledge of Sellers, the Closing will not have a Material Adverse Effect on Sellers' or the Subsidiaries' rights to use the Intellectual Property.

         4.15 Litigation. Except as set forth on the Litigation Schedule attached hereto, there are no actions, suits, investigations, orders or proceedings pending or, to the Knowledge of Sellers, threatened against Sellers or the Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a Material Adverse Effect; and, with respect to the matters set forth on the Litigation Schedule, to the Knowledge of Sellers, HSN, Inc. did not receive any written disclosure statement of the type described in Section 8.1(b) of the Asset Purchase Agreement, dated as of June 29, 1994, among HSN, Inc., Baxter International Inc., Baxter Healthcare Corporation and Baxter Healthcare Corporation of Puerto Rico, prior to the Closing Date (as defined therein), except for the schedules attached thereto.

         4.16 Brokerage. Except as set forth on the Seller Brokerage Schedule attached hereto, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers or the Subsidiaries. Sellers agree that they, and not Buyers, shall be liable for any claims set forth on the Seller Brokerage Schedule.

         4.17 Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and except as set forth on the Governmental Consents Schedule or Third-Party Consents Schedule, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or other Person is required in connection with any of the execution, delivery or performance of this Agreement by Sellers or the consummation by Sellers of any other transaction contemplated hereby.

         4.18 Employee Benefit Plans.

                           (1) Except as listed on the Employee Benefits
Schedule attached hereto, none of the Sellers or the Subsidiaries (i) maintains or contributes to any nonqualified deferred compensation or retirement plans,
(ii) maintains or contributes to any qualified defined contribution retirement plans (the plans described in (i) and (ii) are referred to as the "Pension Plans"), (iii) maintains or contributes to any welfare benefit plans (the "Welfare Plans"), (iv) maintains any stock option or other equity-based plans, and (v) maintains or contributes to any other plans or arrangements to provide benefits to employees. The Pension Plans and the Welfare Plans and other plans and arrangements describe above are collectively referred to as the "Plans." Except as set forth on the Employee Benefits Schedule, the Plans comply in form and in operation in all material respects with the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws.

                           (2) With respect to the Plans, (i) all required
contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending (other than routine claims for benefits) and (iii) with respect to the Pension Plans and Welfare Plans, there have been no prohibited transactions (as that term is defined in Section 406 of ERISA or Section 4975 of the Code).

                           (3) None of the Sellers or the Subsidiaries currently
maintains or contributes to, or has ever maintained or contributed to, a Pension Plan which is (or was) a defined benefit plan, and none of the Sellers or the Subsidiaries contributes to or has any liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

                           (4) Complete and correct copies of the following
documents have been delivered or made available by Sellers to Buyers: (i) all current plan documents and insurance contracts (if any), and amendments thereto, with respect to each of the Plans, (ii) for each of the most recently ended two plan years, all IRS Form 5500 series forms (and any financial statement and other schedules attached thereto) with respect to any Pension Plan and Welfare Plan, (iii) the most recent IRS determination letter for each Pension Plan, and
(iv) all current summary plan descriptions and subsequent summaries of material modifications with respect to each of the Plans subject to ERISA and any similar documents for any other Plan.

                           (5) Except as disclosed on the Employee Benefits
Schedule, none of the Welfare Plans nor any binding contract provides for continuing welfare benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under Section 601 et. seq. of ERISA, or except at the expense of the participant or the participant's beneficiary.

                           (6) Neither the Sellers nor the Subsidiaries nor any
of their respective officers, employees or any other "fiduciary," as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Pension Plans and Welfare Plans which would subject Buyers or any of its directors, officers or employees to any liability under ERISA or any applicable law.

                           (7) Neither Seller nor the Subsidiaries has incurred
any liability for any tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

                           (8) The payroll information set forth in Annex D to
the Employee Benefits Schedule is true and correct in all material respects as of March 25, 1999.

         4.19 Insurance.

                           (1) Sellers have delivered to Buyers:

                  (i) true and complete copies of all policies of insurance to which any Seller or Subsidiary is a party or under which any such entity is or has been covered at any time since January 1, 1998, other than those that have been renewed provided such renewed policy is so listed and so delivered (all of which are listed on the Insurance Schedule) within the one year preceding the date of this Agreement;

                  (ii) true and complete copies of all pending applications for policies of insurance; and

                  (iii) any statement by the most recent auditor of any Seller's or Subsidiary's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                           (2) Except as set forth on the Insurance Schedule
attached hereto,

                  (i) all policies to which any Seller or Subsidiary is a party or that provide coverage to any Seller or Subsidiary are (A) valid; outstanding, and enforceable and (B) are sufficient for compliance with all legal requirements and contracts to which any Seller or Subsidiary is a party or by which any of them is bound;

                  (ii) No Seller or Subsidiary has received (A) within the prior twelve months any refusal of coverage or at any time any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy listed on the Insurance
Schedule is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) Sellers and the Subsidiaries have paid all premiums due and have otherwise performed in all material respects under each policy to which any Seller or Subsidiary is a party or that provides coverage to any Seller or Subsidiary.

         4.20 Compliance with Laws. To the Knowledge of Sellers, except as set forth on the Compliance Schedule, Sellers and the Subsidiaries have complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, except where the violation of which would not have a Material Adverse Effect, and neither Seller nor the Subsidiaries have received any written notice of alleged noncompliance with any law or regulation.

         4.21 Permits. The Permits Schedule attached hereto lists all of the Permits of Seller and the Subsidiaries. To the Knowledge of Sellers, Seller and the Subsidiaries hold all Permits necessary for the conduct of their business (except where the failure to hold a Permit would not have a Material Adverse Effect), and all Permits are in full force. Neither the Sellers nor the Subsidiaries have received any written notice of its failure to hold a Permit necessary for the conduct of its busineSection Each Seller and each Subsidiary is in compliance with all material terms, conditions and requirements of all such Permits, and no proceeding is pending or, to Sellers' Knowledge, threatened relating to the revocation or limitation of any such Permit. Except as set forth on the Permits Schedule, all Permits shall remain in full force and effect after the Closing, except as would not have a Material Adverse Effect.

         4.22 Environmental Compliance and Conditions.

                           (1) To the Knowledge of Sellers and except as set
forth on the Environmental Matters Schedule: Sellers and the Subsidiaries are in compliance with, and have all Permits required under, all federal, state and local laws and regulations relating to public health and safety, worker health and safety, and pollution or protection of the environment

(including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or waste, as the foregoing are constituted on or prior to the Closing Date ("Environmental and Safety Requirements")) except where the failure to comply or to hold such Permits would not have a Material Adverse Effect and Sellers and the Subsidiaries are in compliance with all terms and conditions of any and all required permits, licenses and authorizations and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental and Safety Requirements or any legally binding notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to so comply would not have a Material Adverse Effect.

                           (2) Except as set forth on the Environmental Matters
Schedule: neither Seller nor the Subsidiaries nor, to the Knowledge of Sellers, any of their respective predecessors, have arranged for the disposal of toxic wastes or other toxic or hazardous substances or materials (including, without limitation, asbestos) in such a manner or location as has given rise to conditions of contamination requiring remedial action pursuant to Environmental and Safety Requirements, the costs of which would have a Material Adverse Effect; during the period in which Seller and the Subsidiaries have owned, leased or used any real property and, to the Knowledge of Sellers, prior to such period, there have been no toxic wastes or other toxic or hazardous substances or materials (including without limitation asbestos) stored, disposed of or released on, under or about such property in such a manner or location as has given rise to conditions of contamination requiring remedial action pursuant to Environmental and Safety Requirements, the costs of which would have a Material Adverse Effect; and there are no actions, suits, orders or proceedings pending or, to the Knowledge of Sellers, threatened against Sellers or the Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, with respect to any violation of or liability under any Environmental and Safety Requirements which actions, orders or proceedings would have a Material Adverse Effect. To the Knowledge of Sellers, Sellers have delivered to Buyers true and complete copies and results of any material reports, studies, analyses, tests, or monitoring possessed by Sellers or the Subsidiaries pertaining to toxic wastes or other toxic hazardous substances or materials (including, without limitation, asbestos) in, on or under any real property at any time owned, leased or used by Sellers or the Subsidiaries, or concerning compliance by Sellers, the Subsidiaries, or any other Person for whose conduct they are or would be held responsible, with Environmental and Safety Requirements.

                           (3) This Section 4.22 sets forth the sole and
exclusive representations and warranties of Sellers with regard to environmental, health and safety matters, including without limitation all matters arising under Environmental and Safety Requirements.

         4.23 Relationships with Affiliates.

         Except as set forth on the Affiliate Relationship Schedule attached hereto:

                           (1) no Affiliate of Sellers or of any Subsidiary
(other than the Sellers or the Subsidiaries) has, or since January 1, 1998, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used or pertaining to the Business of the Sellers and the Subsidiaries;

                           (2) no Affiliate of Sellers or of any Subsidiary
(other than the Sellers or the Subsidiaries) is, or since January 1, 1998, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with any Seller or Subsidiary other than business dealings or transactions conducted in the ordinary course of business with such Seller or Subsidiary at substantially prevailing market prices and on substantially prevailing market terms; and

                           (3) no Affiliate of Sellers or of any Subsidiary
(other than the Sellers or the Subsidiaries) is a party to any contract with, or has any claim or right against, any Seller or Subsidiary.

         4.24 Year 2000 Compliance. The Sellers have been informed by ISARDS, the Sellers' systems consultant with respect to the PRMS systems of HSN, Inc. that such system is year 2000 compliant in all material respects, and has received product information from ROI, Systems, Inc. the manufacturer of the ROI Mange 2000 version 6.2E system of Camino that year 2000 compliance for such system is a non-issue.

         4.25 Due Diligence. Sellers have supplied copies or offered to make available to Buyers or their employees, agents or representatives each of the documents specifically identified on the Data Room List attached hereto as Exhibit E or on the Disclosure Schedules.

         4.26 Minute Books. The minutes of meetings and consents in lieu of meetings of the stockholders and boards of directors of the Subsidiaries contained in the applicable minute books of the Subsidiaries are true and correct records of the actions so taken to the extent of the descriptions of such actions contained in such records.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

                  Each Buyer represents and warrants to Sellers that:

         5.1 Organization and Corporate Power. Each Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full limited liability company power and authority to enter into this Agreement and each of the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.

         5.2 Authorization. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by each Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and each of the other agreements contemplated hereby to which it is a party. Each of this Agreement and each of the other agreements contemplated hereby to which it is a party constitutes a valid and binding obligation of it, enforceable in accordance with its terms.

         5.3 No Violation. No Buyer is subject to or obligated under its organizational documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by such Buyer's execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

         5.4 Governmental and Other Consents. Except as disclosed on the Buyer Consent Schedule attached hereto, no Buyer is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by any Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         5.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Buyers, threatened against or affecting Buyers at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect any Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

         5.6 Brokerage. Except as set forth on the Buyer Brokerage Schedule attached hereto, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyers or their Affiliates. Buyers agree that Buyers, and not Sellers or the Subsidiaries, shall be liable for any claims set forth on Buyer Brokerage Schedule.

         5.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, including any financing arrangements entered into by Buyers in connection with the transactions contemplated hereby, each of INLLC, Redmond and the Subsidiaries acquired by Buyers shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate based on the representations and warranties of Sellers herein of the amount of all contingent liabilities and a reasonable allocation of all joint liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, INLLC, Redmond and each of the Subsidiaries acquired by Buyers shall have adequate capital to carry on its business (including the Business) based on reasonable projections of working capital needs and the nature of the expected busineSection No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the BusineSection

                                   ARTICLE VI
                        POST-CLOSING COVENANTS OF BUYERS

         6.1 Access to Books and Records. From and after the Closing, Buyers shall, and shall cause their Affiliates to, provide Sellers and their agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records relating to the Business with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement and the transactions contemplated hereby and as reasonably required by Sellers to prepare the Closing Balance Sheet. Unless otherwise consented to in writing by Sellers, Buyers shall not, and shall not permit their Affiliates to, destroy, alter or otherwise dispose of any of the books and records relating to the Business for so long as the representations and warranties with respect to such matters are in effect.

         6.2 Maintain Insurance. The Buyers shall maintain claims-based product liability insurance in amounts not less than those currently carried by Sellers and the Subsidiaries which shall cover the products previously or currently included in the Business for a period of at least one year after any product that was manufactured prior to the Closing Date is sold or otherwise disposed of.

         6.3 Employees and Employee Benefits. One of the Buyers shall assume, effective as of the Closing Date, the Johnson Employment Agreement and each of the employment agreements set forth on the Contracts Schedule or shall have entered into a replacement employment agreement with such employees which terminates the existing employment agreement on the Closing Date. In addition, one of the Buyers will offer to hire, on an at-will basis, all of the other employees of the Sellers and the Subsidiaries on the Closing Date (the "Noncontract Employees"), on terms and conditions that in the aggregate are substantially comparable to similarly situated employees of Integra or the applicable Affiliate. Buyers shall cause Integra to allow Noncontract Employees, as soon as is practicable after Closing to participate in the stock option plans available to the employees of Integra and its Affiliates, if any.

         6.4 Excluded Plans. Buyers shall not, directly or through any of its Affiliates, assume administration for or liability for the Saba Plan or the HSNLP Plan. Immediately prior to the Closing, the Subsidiaries' participation in the Excluded Plans shall cease. After termination of the HSNLP Plan and receipt of a favorable determination letter from the IRS with respect thereto, Buyers will cause its and its Affiliates' Code Section 401(k) plans to accept rollovers of benefits distributed from the HSNLP Plan, subject to the terms of such Code
Section 401(k) plan and to applicable law. Sellers agree to take reasonable actions in order to obtain a favorable IRS determination letter for the HSNLP Plan.

                                  ARTICLE VII
                              ADDITIONAL COVENANTS

         7.1 Survival. The representations and warranties set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby (even if the other Parties had Knowledge or had reason to know of any misrepresentation or breach of warranty) for a period of twelve (12) months after the Closing Date, provided that:

                           (1) the representations and warranties set forth in
Section 4.12 (and in any certificates delivered at the Closing in connection with such representations and warranties) hereof shall survive until the statute of limitations relating to the liabilities related thereto expire;

                           (2) the representations and warranties set forth in
Section 4.22 hereof (and in any certificates delivered at the Closing in connection with such representations and warranties) shall survive for a period of three years; and


                           (3) the representations and warranties set forth in
Sections 4.03, 4.13, 4.17 and 4.26 hereof (and in any certificates delivered at the Closing in connection with such representations and warranties), as such representations and warranties relate to the absence of any violation or requirement of consent or authorization under material agreements or instruments with, or the absence of any defaults under contracts and agreements with, debt- or equity-holders of Sellers and the Subsidiaries, shall survive indefinitely.

Notwithstanding anything in this Agreement to the contrary, to the extent that a claim is brought within the time period specified in this Section 7.01, the representations and warranties which underlie such claim will survive solely with respect to such claim until the final resolution of such claim pursuant to this Article VII.

         7.2 Indemnification.

                           (1) After the Closing Date, subject to the provisions
of Section 7.02(c) below, Sellers, jointly and severally, shall indemnify and hold harmless each Buyer, its Affiliates and each of their respective officers, directors, shareholders, employees and agents (the "Buyer Group") against any actual loss, liability, damage, expense, lawsuits, deficiencies or claims, including without limitation interest, penalties, reasonable legal fees and all other amount paid in investigation, defense or settlement of any of the foregoing, but excluding any incidental, consequential, lost profits, or special or punitive damages (other than such amounts actually paid by any member of the Buyer Group to a third party) and taking into account any amounts reimbursed by third parties, including insurance (collectively, "Losses" and individually, a "Loss") which any member of the Buyer Group suffers, sustains or becomes subject to as a result of (i) any breach of the representations and warranties of Sellers set forth in Article IV hereof and as restated in any certificates delivered by Sellers at the Closing, in each case taking into account any disclosures made in the Disclosure Schedules, (ii) any breach of the covenants of any Seller set forth herein, (iii) any Excluded Liability, (iv) the amounts paid by

Buyers as transition bonuses to each of Gerald Klopp, Terry Layton and George McHugh under the employment agreements between the Buyers and each such employee, but not to exceed $25,000, $25,000 and $35,000, respectively, (v) Item 2 set forth on the Taxes Schedule, (vi) Income Taxes of the Sellers and the Subsidiaries with respect to periods ending on or before December 31, 1998 (less the amount of any reserves or accruals therefor on the Closing Balance Sheet) and (vii) additional Income Taxes of the Subsidiaries for the period from January 1, 1999to the business day prior to the Closing Date that result from a challenge or audit of the Sellers' or the Subsidiaries' tax structure; provided that (x) the Buyer Group's right to seek indemnification under clause (i) above shall not exceed $9,690,727.50, and (y) members of the Buyer Group shall not be entitled to seek indemnification under clause (i) with respect to any individual Loss unless the aggregate amount of all such Losses exceeds $200,000, in which case members of the Buyer Group shall be entitled to indemnification for the full amount.

                  In addition, Sellers and each member of the Indemnitor Group set forth on the Indemnitor Schedule shall, for a period of twelve (12) months from the Closing Date, cause HSNLP to maintain cash or cash equivalents with a value of not less than (i) $500,000 minus (ii) any expenses incurred or amounts paid by Sellers with respect to any liabilities or obligations retained by Sellers pursuant to this Agreement, including, without limitation, with respect to Section 1.06, this Section 7.02 or the Excluded Liabilities portion of the Redmond Notes (the "Retained Amount").

                  Each member of the Indemnitor Group set forth on the Indemnitors Schedule shall have, prior to HSNLP making any distribution to or entering into any transaction with, such Person, executed a Contribution Agreement in the form of Exhibit F attached hereto, and HSNLP hereby covenants not to make any such distribution or enter into any such transaction until such Contribution Agreement has been executed by such Person. CIVC hereby covenants to be bound by the terms of the Contribution Agreement executed by it simultaneously herewith, and hereby acknowledges Buyers' reliance on such covenant.

                           (2) After the Closing, subject to the provisions of
Section 7.02(d) below, INLLC and Redmond, jointly and severally, shall indemnify and hold harmless Sellers, their respective Affiliates and each of their respective officers, directors, shareholders, employees and agents (the "Seller Group") against any Loss which it suffers, sustains or becomes subject to as a result of (i) any breach of the representations and warranties of Buyers set forth in Article V and as restated in any certificates delivered by the Buyers at the Closing, (ii) any breach of the covenants of any Buyer set forth herein,
(iii) the operations of the Business following the Closing and (iv) any Assumed Liability, and INLLC and Redmond shall pay to Sellers promptly upon receipt by Buyer all refunds or rebates of Taxes paid by the Sellers or the Subsidiaries with respect to periods ending on or prior to December 31, 1998 (provided, however, that no such payment need be made with respect to any refunds of Taxes attributable to a carryback of losses or credits recognized in periods beginning on or after January 1, 1999); provided that members of the Seller Group shall not be entitled to seek indemnification under clause (i) above with respect to any individual Loss unless the aggregate amount of all such Losses exceeds $200,000, in which case members of the Buyer Group shall be entitled to indemnification for the full amount.

                  In the event that HSN, Inc. shall pay a dividend such that it is able to utilize as a tax credit with respect to any period ending on or before December 31, 2001, any portion of the Puerto Rico toll gate taxes paid by the Sellers and the Subsidiaries prior to the business day prior to the Closing Date or accrued on the Closing Balance Sheet, Buyer shall pay the Sellers an amount equal to such tax credit.

                           (3) Seller shall not be liable for any claim for
indemnification under subsection (a) above unless written notice specifying in reasonable detail to the extent then known, the nature of the claim thereunder is delivered by the Person seeking indemnification to the Person from whom indemnification is sought (i) at any time with respect to any Excluded Liabilities or breach of covenants required to be performed by Sellers and (ii) within the period set forth in Section 7.01 after the Closing Date with respect to claims related to breaches of the representations and warranties set forth in
Article IV or as restated in any certificates delivered by Sellers at the Closing.

                           (4) Buyers shall not be liable for any claim for
indemnification under subsection (b) above unless written notice specifying in reasonable detail, to the extent known, the nature of the claim thereunder is delivered by the Person seeking indemnification to the Person from whom indemnification is sought (i) at any time with respect to any Assumed Liabilities, any breaches of covenants required to be performed by Buyers and any Losses arising from the operations of the Business following the Closing or
(ii) within twelve months after the Closing Date with respect to claims related to breaches of representations and warranties of Buyers as set forth in Article V or as restated in any certificates delivered by Buyers at the Closing.

                           (5) Promptly after the assertion by any third party
of any claim (a "Third Party Claim") against any Person entitled to indemnification under this Section 7.02 (the "Indemnitee") that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly notify the parties from whom such indemnification could be sought (the "Indemnitors") of such Third Party Claim; provided, that the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action is materially prejudiced by the Indemnitee's failure to give such notice. The Indemnitor may, at its option, assume the defense of the Indemnitee against any Third Party Claim with respect to which the Indemnitee is seeking indemnification under this Article VII (including the employment of counsel and the payment of expenses) unless the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim, in which event Indemnitee shall assume its own defense, and the fees and expenses of Indemnitee's counsel shall be an expense of the Indemnitor, provided that the Indemnitee will not settle, compromise or consent to judgment in such Third Party Claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the first sentence hereof, to give notice to the Indemnitee of its election to assume the defense of such Third Party Claim or (ii) the employment of such counsel has been specifically authorized by the Indemnitor in the case of all Third Party Claims with respect to which the Indemnitee is entitled to indemnification under this
Article VII. If Indemnitor has assumed the defense of a Third Party Claim, Indemnitee will not settle, compromise or consent to judgment in such Third Party Claim without the consent of the Indemnitor, which consent will not be unreasonably withheld.

                  A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Indemnitor.

                           (6) Notwithstanding Section 7.02(e), with respect to
any claim for indemnification hereunder which involves, or is alleged to involve, the conduct of environmental investigatory, corrective or remedial action, the following additional procedures shall apply: Upon receipt of any such claim, Sellers shall have the right, at their option, within a reasonable time after such receipt (such period not to exceed 60 days) to undertake control over all aspects of such matter (including, without limitation, retention of consultants, selection of remedial measures and negotiations and agreements with interested government agencies and third parties) subject to Sellers' obligation
(i) to reasonably consult with Buyers in connection therewith, (ii) to afford Buyer a reasonable opportunity to comment upon material submittals prior to submission to governmental authorities, and (iii) to afford Buyer the opportunity to attend and participate in material meetings or conference calls with such authorities. In connection therewith, Buyers agree to provide, and to cause their Affiliates to provide, Sellers and their agents with reasonable access to the Property (and to relevant documents and personnel). The Parties shall keep one another apprised of major developments relating to such matter and shall, subject to applicable legal privileges, make all final reports, filings, and other documents relating to such matter available for inspection by one another. Sellers shall have no obligation to provide indemnification with respect to any investigatory or remedial action unless, and then only to the extent that, investigation or remediation is required in order to comply with Environmental and Safety Requirements, based upon continued industrial use of the Property. Buyers agree, upon request by Sellers, to facilitate imposition of a deed restriction on the subject facility, provided that such deed restriction does not materially restrict or impair industrial activities at the subject facility. Any obligation of Sellers to conduct any investigation or remediation, or provide indemnification hereunder, shall be deemed satisfied upon completion of a remediation in a manner which attains standards applicable under Environmental and Safety Requirements or is otherwise acceptable to applicable governmental authorities. The Parties agree to reasonably cooperate with one another in connection with any matter governed hereunder and to generally conduct themselves in a good faith and cost effective manner with respect thereto.

                           (7) The amount of any Loss subject to indemnification
hereunder or of any claim therefor shall be calculated to include the tax cost, if any, of receiving an indemnity payment for such Loss, but shall be calculated net of (i) any Tax Benefit inuring to an Indemnitee on account of such Loss and
(ii) any insurance proceeds (net of direct collection expenses and costs) received on account of such LoSection If an Indemnitee receives a Tax Benefit after an indemnification payment is made, such Indemnitee shall promptly pay to the Indemnitor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is received. For purposes hereof, "Tax Benefit" shall mean any actual refund of Taxes paid (other than refunds which are paid to Sellers pursuant to Section 7.02(b)(v)) or actual reduction in the amount of Taxes which otherwise would have been paid currently, in each case computed at the marginal rate actually applicable to the Indemnitee. Each Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery is made by Buyers or any of its Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to Sellers.

                           (8) All indemnification payments made hereunder shall
be treated by all parties as an adjustment, for tax purposes, to the Purchase Price.

                           (9) Notwithstanding any other provision contained
herein to the contrary, Sellers will be permitted to use the Retained Amount to pay any expenses incurred or amounts paid by Sellers with respect to any liabilities or obligations retained by Sellers pursuant to this Agreement, including, without limitation, with respect to Section 1.06, this Section 7.02, or the Excluded Liabilities portion of the Redmond Notes.

                           (10) Notwithstanding any other provisions of this
Agreement to the contrary, the indemnification obligations of a Party with respect to any breach of representation or warranty will not be affected by the fact that the other Party had Knowledge or had reason to know of such misrepresentation or breach of warranty.

         7.3 Exclusive Remedy; Limitation of Recourse. Following the Closing, except with respect to claims based upon fraud and remedies to enforce the Sellers' obligations under Sections 7.08 and 7.09, the indemnification provided by Section 7.02 shall be the sole and exclusive remedy to the exclusion of all other remedies and recourse at law or otherwise (including without limitation, any rights for contribution or otherwise, under CERCLA or any other Environmental and Safety Requirement) under or in connection with this Agreement and the transactions contemplated herein, including without limitation, for any Losses of the Buyer Group or the Seller Group with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance prior to Closing of any covenants or agreements made by Buyers or Seller in this Agreement or in any Exhibit or Disclosure Schedule attached hereto or any certificate delivered hereunder. Except as provided in Section 7.02, no claim shall be brought or maintained by Buyers or Sellers or their respective successors or permitted assigns against any officer, director or employee (present or former) of Sellers, Buyers or their respective Affiliates, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of Seller set forth or contained in this Agreement or any certificate delivered hereunder, except to the extent that the same shall have been the result of fraud by any such Person (and in the event of such fraud, such recourse against such officer, director or employee (present or former) shall be brought or granted solely against such officer, director or employee (present or former) committing such fraud), and provided that without limiting the foregoing, in no event shall any Buyer, its successors or permitted assigns be entitled to claim or seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. In no event shall any officer, director or employee of Sellers, Buyers or their respective Affiliates have any shared or vicarious liability for the actions or omissions of any other Person.

         7.4 Disclosure Generally. If and to the extent any information required or permitted to be furnished in any schedule is contained in this Agreement or in any other schedule attached hereto (each, a "Disclosure Schedule" and, together, the "Disclosure Schedules"), such information to the extent that it would appear from the face of the disclosure in this Agreement or such Disclosure Schedule to be responsive to another Disclosure Schedule, such disclosure shall be deemed to be included in such other Disclosure Schedule in which the information is required or permitted to be included. The inclusion of any information in any Disclosure Schedule shall not be deemed to be an admission or acknowledgment by any Seller or Subsidiaries that such information is material to or outside the ordinary course of the business of the Sellers or the Subsidiaries or that any representation or warranty included in this Agreement would be inaccurate in any respect if such information were not included therein. 7.5 Acknowledgment by the Parties. The Parties acknowledge that they each individually have not made nor has any other Person made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the respective Party, except as expressly set forth in this Agreement, the Disclosure Schedules hereto or the certificates delivered in connection herewith. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, OF THE CERTIFICATES DELIVERED IN CONNECTION HEREWITH, THE PARTIES DO NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY PARTY OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF SELLER, OR THE SUBSIDIARIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARTIES DO NOT MAKE ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE ASSETS OF SELLER OR THE SUBSIDIARIES. THE PARTIES EXPRESSLY DISCLAIM ANY RIGHT TO ASSERT ANY CLAIM UNDER ANY OF THE ABOVE DESCRIBED REPRESENTATIONS OR WARRANTIES (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT).

         7.6 Certain Taxes.

                           (1) Buyers shall pay all documentary, sales, use,
stamp, registration, value added, business, goods and services, transfer, recording, conveyancing and other such Taxes and fees (including any penalties, interest and additions to Tax with respect thereto) incurred in connection with this Agreement, and Buyers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and if required by applicable law, each Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                           (2) Buyers and Sellers shall cooperate fully with and
assist the other Party, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section
7.06 and in any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the providing of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyers shall retain all books and records with respect to Tax matters pertinent to the Acquired Assets and Assumed Liabilities relating to any tax periods for so long as the Sellers' indemnities under Section 7.02 shall be in effect and shall give Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and, if Sellers so request, Buyers shall allow Sellers to take possession of such books and records.

                           (3) Buyers shall cooperate fully with and provide
assistance to Sellers, as and to the extent reasonably requested by the Sellers, consistent with the cooperation and assistance that Sellers had provided Saba, LP in connection with the preparation of its Tax Returns and K-1s, in connection with the preparation of the Sellers' Tax Returns for years 1998, 1999 and 2000, including the preparations of the Sellers' K-1s, and shall supply Sellers by April 1 of the subsequent year (or April 8 with respect to 1998), or within a reasonable time after any request in light of the circumstances, with all information requested by Sellers for the preparation of Sellers' Tax Returns and K-1s and in any Buyer's control.

         7.7 Further Assurances.

                           (1) From time to time, as and when requested by any
Party hereto and at such Party's expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

                           (2) In the event and for so long as any Party
actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement (other than claims under Section 7.02) or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Sellers and the Subsidiaries, the other Party shall cooperate with it and its counsel in the defense or contest, make available its personnel, make persons available to testify and provide access to its books and records, in each case, as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party.

         7.8 Use of Trademarks and Corporate Name. After the Closing, Sellers shall not use the trademarks assigned to Buyers hereunder in connection with the marketing or sale of any of its products and shall delete the trademarks from all its advertising signage, stationery, packaging and marketing material, and as soon as practicable after the Closing, Sellers shall change its partnership name and any "d/b/a" to a name which does not include the words "Heyer-Schulte NeuroCare," "Camino NeuroCare," "Innerspace," "NeuroCare," "Neuro Navigational," "Redmond Neurotechnologies" or any confusing similar words and shall not thereafter adopt such name in connection with any busineSection

         7.9 Non-Compete.

                           (1) Sellers acknowledge and agree, as an inducement
for Buyers to enter into this Agreement, that for a period of one year after the Closing Date, neither Seller shall, without the prior written consent of Buyers, directly or indirectly, alone or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, member, employee, lender, investor, consultant or manager, engage in any business or have a financial interest in, or render advice or services to any person or entity that competes with the Business in the countries in which the Business currently operates.

                           (2) Neither Seller will, directly or indirectly, (A)
induce or attempt to induce any employee of the acquired Business to leave the employ of Buyers or the applicable Affiliate, (B) in any way interfere with the relationship between Buyers or the applicable Affiliate and any such employee,
(C) employ or otherwise engage as an employee, independent contractor, or otherwise, any such employee or any Buyer or the applicable Affiliate; or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the acquired Business to cease doing business with any Buyer, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the acquired BusineSection

                           (3) Neither Seller will, directly or indirectly,
solicit the business of any Person known to Sellers to be a customer of the acquired Business, with respect to products or activities which compete in whole or in part with the products or activities of the acquired BusineSection

                           (4) In the event of a breach by Sellers of any
covenant set forth in this Section 7.09, the term of such covenant will be extended by the period of the duration of such breach;

                           (5) In the event the agreement in this Section 7.09
shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other aspect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable all as determined by such court in such action. Sellers each acknowledge that a breach of the covenants contained in this Section 7.09, will cause irreparable damage to Buyers, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Sellers agree that if either Seller breaches the covenant contained in this Section 7.09 in addition to any other remedy which may be available at law or in equity, Buyers shall be entitled to specific performance and injunctive relief, without posting bond or other security.


         7.10 Winding Up. Subsequent to the Closing, each of the Sellers shall limit its activities to actions (i) related to performing its obligations under this Agreement; (ii) dealing with the obligations and liabilities it retained under this Agreement; (iii) dealing with its debtholders, partners and members, as applicable, subject to the restrictions contained in the last paragraph of
Section 7.02(a), (iv) winding up its affairs, and (v) such other actions as are reasonably related or incidental to such activities.

                                  ARTICLE VIII
                                   DEFINITIONS

         8.1 Definitions. The following terms have the meaning set forth below:

                  "AA" has the meaning set forth in Section 1.06(a).

                  "Accounts Receivable" has the meaning set forth in Section
4.06.

                  "Acquired Assets" has the meaning set forth in Section 1.01.

                  "Adjustment Amount" has the meaning set forth in Section 1.06(b).

                  "Adjusted Closing Date Working Capital" means an amount equal to (i) the Adjusted Current Assets minus (ii) the Adjusted Current Liabilities, each as of the close of business on the second business day prior to the Closing Date minus (iii) $50,000.

                  "Adjusted Current Assets" means, as of any date of determination, current assets on the applicable balance sheet minus the amount of such current assets attributable to (i) with respect to the Latest Balance Sheet only, cash, (ii) prepaid premiums on the D&O Policies, (iii) prepaid expenses in connection with the transactions contemplated by this Agreement,
(iv) with respect to the Closing Balance Sheet, assets that had been categorized as long term assets on the Latest Balance Sheet that are classified as current assets on the Closing Balance Sheet, (v) current assets that but for the consummation of the transactions contemplated by this Agreement would not exist,
(vi) any deferred tax assets, and (vii) prepaid expense related to the toll gate Taxes in Puerto Rico and refunds with respect to periods ending on or before December 31, 1998, in each case, determined in accordance with GAAP, consistently applied, including all past policies, practices and procedures (it being understood that the current assets as of the Closing Balance Sheet shall reflect a write-down of inventory of $110,000 with respect to the Camino Classic Catheter).

                  "Adjusted Current Liabilities" means, as of any date of determination, current liabilities on the applicable balance sheet minus the amount of such current liabilities attributable to (i) obligations, including accrued interest, relating to the Loan and Security Agreement, (ii) income taxes, (iii) reserves for the Connell Neurosurgical litigation (other than the portion thereof that does not constitute an Excluded Liability) and the Optex matter, (iv) accruals for the

1998 Bonuses, (v) accruals for expenses in connection with the transactions contemplated by this Agreement and (vi) with respect to the Closing Balance Sheet, liabilities that had been categorized as long term liabilities on the Last Balance Sheet that would otherwise be classified as current liabilities on the Closing Balance Sheet as a result of the consummation of the transactions contemplated by this Agreement, including the Camino Incentive Plan, (vii) liabilities that but for the consummation of the transactions contemplated by this Agreement would not exist, including, without limitation, accruals or reserves for the Employee Transition Bonuses, the Management Transition Bonuses and the shut down of the facilities at Pleasant Prairie Wisconsin, and (viii) accruals for severance payments for any of the Executive Officers (it being understood that the Closing Balance Sheet shall reflect an accrual for the bonus payable to Vincent Beilvert in the amount of $12,900).

                  "Adjusted Year End Working Capital" means an amount equal to the Adjusted Current Assets minus the Adjusted Current Liabilities, each as of December 31, 1998.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                  "Agreement" has the meaning set forth in the preamble.

                  "Assumed Contracts" has the meaning set forth in Section 1.01(f).

                  "Assumed Liabilities" has the meaning set forth in Section
1.03.

                  "Business" has the meaning set forth in the preamble.

                  "Buyers" has the meaning set forth in the preamble.

                  "Buyer Group" has the meaning set forth in Section 7.02(a).

                  "Camino" means Camino NeuroCare, Inc., a Delaware corporation.

                  "Camino Incentive Plan" means the Camino NeuroCare, Inc. Cash Incentive Plan.

                  "Cash Payment" has the meaning set forth in Section 1.05.

                  "CIVC" means Continental Illinois Venture Corporation.

                  "Closing" has the meaning set forth in Section 2.01.

                  "Closing Date" has the meaning set forth in Section 2.01.

                  "Closing Date Environmental Standards" has the meaning set forth in Section 7.02(f).

                  "Closing Balance Sheet" has the meaning set forth in Section 1.06(a).

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Contribution Agreement" means the Contribution Agreement, dated as of the date of this Agreement, among HSNLP, Saba, LP and the Noteholders (as defined therein) party thereto.

                  "D&O Policies" has the meaning set forth in Section 1.02.

                  "Disclosure Schedules" has the meaning set forth in Section 7.04.

                  "Dispute Notice" has the meaning set forth in Section 1.06(c).

                  "Dispute Period" has the meaning set forth in Section 1.06(c).

                  "Employee Transition Bonuses" means the transition bonuses (other than the Management Transition Bonuses) offered to the employees of Sellers and Subsidiaries prior to the Closing by Buyers or their Affiliates.

                  "ERISA" has the meaning set forth in Section 4.18(a).

                  "Excluded Assets" has the meaning set forth in Section 1.02.

                  "Excluded Liabilities" has the meaning set forth in Section 1.04.

                  "Excluded Plans" means the HSNLP Plan and the Saba Plan.

                  "Executive Officers" means Roderick G. Johnson, Gerald Klopp, Terry Layton and George McHugh.

                  "Financial Statements" has the meaning set forth in Section 4.05.

                  "Fleet Capital" means Fleet Capital Corporation, a Rhode Island corporation.

                  "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

                  "HSN, Inc." means Heyer-Schulte NeuroCare, Inc., a Delaware corporation.

                  "HSNLP" has the meaning set forth in the preamble.

                  "HSNLP Plan" means the Heyer-Schulte NeuroCare, L.P. 401(k) Profit Sharing Plan and Trust.

                  "HSR Act" has the meaning set forth in Section 4.17.

                  "Income Tax" shall mean any federal, state, county, local or foreign income, franchise, alternative minimum, add-on minimum or other Tax measured by net income, together with all interest, penalties or additions to Tax or other assessments imposed with respect thereto (including any transferee or secondary liability for any Income Tax and any liability with respect thereto arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group (or being included, or required to be included, in any Tax Return relating thereto), as well as any liability under any tax sharing agreement with respect thereto).

                  "Indemnitee" has the meaning set forth in Section 7.02(e).

                  "Indemnitor" has the meaning set forth in Section 7.02(e).

                  "INLLC" has the meaning set forth in the preamble.

                  "Integra" has the meaning set forth in Section 3.01(j).

                  "Intellectual Property" has the meaning set forth in Section 4.14.

                  "Investment Agreement" means the Investment Agreement, dated June 29, 1994, among HSNLP, Saba, LP and Saba, Inc.

                  "Johnson Employment Agreement" has the meaning set forth in
Section 1.01.

                  "Knowledge" or "Known" means, with respect to Sellers, the current actual knowledge of Roderick G. Johnson, Gerald Klopp, Mike Skiera, Terry Layton, George McHugh, Linda Littlejohn, Don Goodchild and Joe Celusak after reasonable inquiry and, with respect to the Buyers, the current actual knowledge of Stuart M. Essig, John B. Henneman III, David Holtz, George McKinney and Judi O'Grady after reasonable inquiry.

                  "Latest Balance Sheet" has the meaning set forth in Section 4.05.

                  "Loan and Security Agreement" means the Loan and Security Agreement, dated as of January 8, 1998, among HSNLP, the other Borrowers named therein, Fleet Capital, as Agent, and the Financial Institutions named therein, and each of the other documents executed in connection therewith, in each case as amended from time to time.

                  "Loss" has the meaning set forth in Section 7.02(a).

                  "Management Agreement" means the Management Agreement, dated June 15, 1999, between Saba, LP and HSNLP.

                  "Management Transition Bonuses" means the bonuses that would be payable to Gerald Klopp, Terry Layton and George McHugh if they remained in the employ of a buyer of the Business for a period of 90 days following the closing of such purchase.

                  "Material Adverse Effect" means a material adverse effect upon the financial condition, business, operations, assets or liabilities of Sellers and the Subsidiaries taken as a whole.

                  "Neuro  Nav" has the meaning set forth in the preamble.

                  "Noncontract Employees" has the meaning set forth in Section 6.03.

                  "Parties" has the meaning set forth in the preamble.

                  "Pension Plans" has the meaning set forth in Section 4.18(a).

                  "Permit" has the meaning set forth in Section 1.01(i).

                  "Permitted Liens" means liens relating to current taxes not yet due and payable, the liens and encumbrances set forth on the Liens Schedule.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Piper" has the meaning set forth in Section 1.04.

                  "Plans" has the meaning set forth in Section 4.18(a).

                  "Pleasant Prairie Lease" means that certain Service Center Lease, dated March 8, 1996, by and between WISPARK Lake View Limited Partnership and HSNLP.

                  "Purchase Price" has the meaning set forth in Section 1.05.

                  "Redmond" has the meaning set forth in the preamble.

                  "Redmond Notes" means the Subordinated Promissory Notes, dated January 2, 1997, from Heyer-Schulte NeuroCare, L.P. to Redmond Neurotechnologies Corporation in the face amount of $600,000 and $450,000.

                  "Retained Amount" has the meaning set forth in Section
7.02(a).

                  "Saba, Inc." has the meaning set forth in Section 1.01.

                  "Saba Group" has the meaning set forth in Section 4.05.

                  "Saba, LP" has the meaning set forth in Section 1.04.

                  "Saba Plan" means the Saba Medical Management Co., Inc. 401(k) Profit Sharing Plan and Trust.

                  "Scheduled Intellectual Property" has the meaning set forth in
Section 4.14.

                  "Securities Act" has the meaning set forth in Section 4.04.

                  "Seller Group" has the meaning set forth in Section 7.02(b).

                  "Subordinated Notes" means the 11% Subordinated Promissory Notes from HSNLP to Saba Medical Group, L.P.

                  "Subsidiary" means each of HSN, Inc. and Camino.

                  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

                  "Tax Benefit" has the meaning set forth in Section 7.02(g).

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Third Party Claim" has the meaning set forth in Section 7.02(e).

                  "Welfare Plans" has the meaning set forth in Section 4.18(a).

                  "1998 Bonuses" means any bonus accrued on the applicable balance sheet and payable to employees of Sellers and the Subsidiaries with respect to calendar year 1998.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any

Buyer, Seller or any of their Affiliates without the joint approval of Buyers and Sellers, unless required by law (in the reasonable opinion of counsel) in which case Buyers and Sellers shall have the right to review such press release or announcement prior to publication.

         9.2 Confidentiality. After the Closing, Sellers shall, and shall cause its Affiliates to, continue to maintain the confidentiality of all information, documents and materials relating to the Business, including all such materials which remain in the possession of Sellers, except to the extent disclosure of any such information is required by law or authorized by Buyers or reasonably occurs in connection with disputes over the terms of this Agreement, and Buyers shall, and shall cause their respective Affiliates to, maintain the confidentiality of all information, documents and materials relating to Sellers (other than that relating to the Business) which Buyers or any of their Affiliates have obtained in connection with this Agreement or with the transactions contemplated herein, except to the extent disclosure of any such information is required by law or authorized by Sellers or reasonably occurs in connection with disputes over the terms of this Agreement. In the event that any Party reasonably believes after consultation with counsel that it or its Affiliates are required by law to disclose any confidential information described in this Section 9.02, the disclosing Party will (a) provide the other Party with prompt notice before such disclosure in order that any Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the other Party in attempting to obtain such order or assurance. The provisions of this Section 9.02 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable Party bound hereunder or its Affiliates.

         9.3 Transaction and Other Expenses. (a) Except as otherwise expressly provided herein, Sellers and Buyers shall pay all of their own expenses and Sellers shall pay all out-of-pocket expenses of the Subsidiaries incurred prior to the Closing, in each case, including attorneys', accountants' (it is understood that Buyers shall pay the fees and expenses for the agreed upon procedures with respect to the Closing Balance Sheet pursuant to Section 1.06, any work relating to conforming the financial statements of the Saba Group to Regulation S-X or changes to their report as a result thereof, and any other work specifically requested by Buyers or their Affiliates), and advisors' fees and expenses (it being understood that Sellers shall pay the fees and expenses of Piper) in connection with the negotiation of this Agreement, or the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

                           (b) Buyers shall pay the fees and expenses for the
audit of the Saba Group 1998 financial statements and work related to taxes for both 1998 and 1999, and it is understood that such expenses are not transaction expenses.

         9.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by Federal Express or similar overnight courier service or mailed by first class mail, return receipt requested. Notices, demands and communications to Buyers and Sellers shall, unless another address is specified in writing, be sent to the address indicated below:

                  Notices to Buyers:

                  Integra NeuroCare LLC
                  Redmond NeuroCare LLC
                  105 Morgan Lane
                  Plainsboro, New Jersey 08536
                  Attn: Stuart M. Essig

                  with a copy to:

                  GoodSmith, Gregg & Unruh
                  300 South Wacker Drive, Suite 3100
                  Chicago, Illinois 60606
                  Attn: Marilee C. Unruh

                  Notices to Sellers:

                  Heyer-Schulte NeuroCare, L.P.
                  c/o Continental Illinois Venture Corporation
                  231 South LaSalle Street
                  Chicago, Illinois 60697
                  Attn: Sue Rushmore

                  with a copy to:

                  Continental Illinois Venture Corporation
                  231 South LaSalle Street
                  Chicago, Illinois 60697
                  Attn:    Sue Rushmore

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois  60601
                  Attn: Edward T. Swan, P.C.

9.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Parties; provided, that Buyers may assign it rights, interest or obligations hereunder to any wholly-owned subsidiary or to Fleet Capital as collateral for any Buyer's obligations under the amended and restated Loan and Security Agreement, it being understood that Buyers shall remain responsible for all of its liabilities and obligations hereunder.

         9.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.7 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

         9.8 Complete Agreement. This Agreement and the other agreements or transfer documents referred to herein contain the complete agreement between the Parties hereto with respect to the subject matter hereof, and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter hereof in any way.

         9.9 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

         9.10 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois.


         9.11 Bulk Transfer Laws. Buyers acknowledge that Seller shall not comply with the provisions of any so-called bulk sales or transfer laws of any applicable jurisdiction (similar to Article 6 of the Uniform Commercial Code) in connection with the sale of Acquired Assets and the other transactions contemplated by this Agreement.

         9.12 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyers and Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

         9.13 No Third Party Beneficiary. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any Person other than the Parties hereto, their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                                     * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                     INTEGRA NEUROCARE LLC

                                     By:      NeuroCare Holding Corporation
                                     Its:     Member

                                     By:    /s/ John B. Henneman
                                           ----------------------------------
                                           John B. Henneman, President

                                     REDMOND NEUROCARE LLC

                                     By:      Integra NeuroCare LLC
                                     Its:     Member

                                     By:      NeuroCare Holding Corporation
                                     Its:     Member

                                     By:    /s/ John B. Henneman
                                           ----------------------------------
                                           John B. Henneman, President

                                     HEYER-SCHULTE NEUROCARE, L.P.

                                     By:  Saba Medical Management Co., Inc.
                                     Its:  General Partner

                                     By:    /s/ Roderick G. Johnson
                                           ----------------------------------
                                           Roderick G. Johnson

                                      NEURO NAVIGATIONAL, L.L.C.
                                      By:  Heyer-Schulte NeuroCare, L.P.
                                      Its:  Managing Member

                                      By:  Saba Medical Management Co., Inc.
                                      Its:  General Partner

                                      By:  /s/ Roderick G. Johnson
                                           ----------------------------------
                                           Roderick G. Johnson

Acknowledged and Agreed with
respect to Section 7.02(a)

CONTINENTAL ILLINOIS VENTURE
CORPORATION

By:   /s/ Sue Rushmore
     -------------------
     Sue Rushmore, Managing Director

                                    EXHIBITS

Exhibit A                  Form of Seller Certificate
Exhibit B                  Form of Opinion of counsel to Sellers
Exhibit C                  Form of Buyer Certificate
Exhibit D                  Form of Opinion of counsel to Buyers
Exhibit E                  Data Room List
Exhibit F                  Form of Contribution Agreement


                                    SCHEDULES

Allocation of Purchase Price and
Assumed Liabilities                         (Section 1.07)
Third Party Consents                        (Sections 3.01, 3.02, 4.17)
Governmental Consents                       (Sections 3.01, 3.02, 4.17)
Foreign Qualification                       (Section 4.01)
Authorization                               (Section 4.03)
Subsidiaries                                (Section 4.04)
Investments                                 (Section 4.04)
Accounting                                  (Section 4.05)
Accounts Receivable                         (Section 4.06)
Inventory                                   (Section 4.07)
Additional Liabilities                      (Section 4.09)
Developments                                (Section 4.10)
Leased Real Property                        (Section 4.11)
Taxes                                       (Sections 4.12, 7.02)
Contracts                                   (Sections 4.13, 6.03)
Intellectual Property                       (Section 4.14)
Litigation                                  (Sections 4.12, 4.15)
Seller Brokerage                            (Section 4.16)
Employee Benefits                           (Section 4.18)
Insurance                                   (Section 4.19)
Compliance                                  (Section 4.20)
Permits                                     (Section 4.21)
Due Diligence                               (Section 4.25)
Environmental Matters                       (Section 4.22)
Affiliate Relationship                      (Section 4.23)
Buyer Consent                               (Section 5.04)
Buyer Brokerage                             (Section 5.06)
Indemnitors                                 (Section 7.02)
Liens                                       (Section 8.01)